NEWS
BG Staffing Appoints New CFO

PLANO, Texas, August 25, 2015 - BG Staffing, Inc. (NYSE MKT: BGSF), a rapidly growing national provider of temporary staffing services across a diverse set of industries, today announced the appointment of Dan Hollenbach as its Chief Financial Officer effective immediately.

Hollenbach has extensive public company and temporary staffing experience both as Chief Financial Officer and as Operating Division Director. Previous company experience includes four years with Robert Half Management Resources and six years of financial leadership with Global Employment Solutions.

“Dan’s impressive background in the temporary employment industry, his extensive SEC reporting experience and his credentials as a CPA, are a perfect fit for our growing needs,” said L. Allen Baker Jr., CEO of BG Staffing. “I have complete confidence that Dan will bring fresh and innovative ideas to BG Staffing that will serve to improve our operating and financial efficiency and allow for improved shareholder value.”

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its various divisions. BG Staffing is primarily a temporary staffing platform that has integrated several regional and national brands and is set to achieve scalable growth. The Company’s acquisition philosophy is one that not only brings financial growth, but unique and dedicated talent within the companies. This has led to a strong management team, with tenure and a desire to offer exceptional service to candidates, customers and investors. Please visit www.bgstaffing.com for more information.

Forward-Looking Statements
The forward looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500 terri@bibimac.com